Exhibit 15.1

[Deloitte & Touche LLP Letterhead]

May 27, 2004

Cable Design Technologies Corporation

1901 North Roselle Road
Schaumburg, IL 60195

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Cable Design Technologies Corporation and subsidiaries for the periods ended January 31, 2004 and 2003 and October 31, 2003 and 2002, and have issued our reports thereon dated March 12, 2004 and December 10, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarter ended January 31, 2004 and October 31, 2003, are being incorporated by reference in Amendment No. 2 to Registration Statement No. 333-113875 of Cable Design Technologies Corporation on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche

Chicago, IL